Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC Declares Quarterly Distribution and Announces Dates for Earnings Release and Analysts’ Conference Call

HOUSTON, October 29, 2010 —Niska Gas Storage Partners LLC (NYSE:NKA) today announced a cash distribution of $0.35 per common and subordinated unit for its second quarter ended September 30, 2010. The distribution will be payable on November 12, 2010 to unit holders of record at the close of business on November 11, 2010. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per unit on an annualized basis, as set forth in Niska’s prospectus in connection with its initial public offering (the “IPO”), completed on May 17, 2010.  The distribution rate is unchanged from the preceding quarter, the distribution for which was pro-rated for the portion of the quarter after the closing of the IPO.

Niska will release its results for the three and six months ended September 30, 2010 on November 10, 2010. In addition, Niska will host a conference call detailing its quarterly and year-to-date results on November 11, 2010 at 10:00 a.m. Eastern Standard Time (9:00 a.m. CST). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson Reuters’ individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (www.streetevents.com), a password-protected event management site.

If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

American Callers:	1-800-299-7635
International Callers:	1-617-786-2901
Access Code:	27660770

A telephonic replay can be accessed until midnight, November 13, 2010 at the following numbers:

American Callers:	1-888-286-8010
International Callers:	1-617-801-6888
Access Code:	48864922

In addition, an electronic replay and PDF transcript will be available on the Niska website in the Investor Center section under the Presentations and Webcasts Tab.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Niska’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Niska’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in Northern California; and Salt Plains in Oklahoma. Niska also contracts for gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts for approximately 185.5 Bcf of gas storage capacity.

SOURCE: Niska Gas Storage Partners LLC

Niska Gas Storage Partners LLC:

Investor Relations:  Vance Powers or Brandon Tran, 403-513-8600